[ATTORNEY LETTERHEAD]

April 17, 2008

Mogul Energy International, Inc.
520 Pike Street, Suite 2210
Seattle, WA 98101

Re:	Registration Statement on Form S-8 of Common Stock of Mogul Energy International, Inc.

Ladies and Gentlemen:

I have acted as counsel for Mogul Energy International, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on or about the date hereof.

The Registration Statement relates to the registration by the Company of 100,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which are issuable by the Company pursuant to the Consultant Agreement (the “Agreement”) between the Company and Mr. Diarmuid P. Heron.

I have examined and relied upon such documents, and such other agreements, instruments, corporate records, certificates, and other documents as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In my examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form, and the legal competence of each individual executing any document.  As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company.  I further assume, without investigation, that all Shares issued pursuant to the Agreement will be issued in accordance with the terms of the Agreement.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that when (a) the Registration Statement becomes effective under the Act, and (b) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, the Shares, when issued and delivered by the Company pursuant to the Registration Statement, and in accordance with the Agreement, and against the payment of any purchase price therefor as specified in the Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sean B. Malcolm

SEAN B. MALCOLM
Attorney at Law